SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: July 10, 2014

FullCircle Registry, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-51918	87-0653761
(State or other jurisdiction	(Commission	(IRS Employer
or incorporation)	File Number)	Identification No.)

161 Alpine Drive, Shelbyville, KY 40065

(Address of principal executive offices)

Registrant's telephone number, including area code:

(502) 410-4500

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On July 9, 2014, we entered into a Stock Purchase Agreement and a Registration Rights Agreement with Kodiak Capital Group, LLC (“Kodiak.”) Under the Stock Purchase Agreement, Kodiak has agreed to provide us with up to $1,500,000 of equity financing following effectiveness of a registration statement on Form S-1.We plan to file a registration statement shortly.

Under the agreements, at such time as the registration statement is declared effective by the Securities and Exchange Commission, we can from time to time require Kodiak to purchase shares of our Common Stock for an amount of financing to be determined by us, up to an aggregate of $1,500,000, by delivering to Kodiak a notice specifying the amount.  The number of shares of Common Stock that Kodiak will purchase pursuant to each notice is determined by dividing the amount set forth in the notice by the purchase price, which is based on a discount from the daily volume weighted average price (VWAP) of the common stock during the five trading days immediately following the date of the Put Notice. There is no minimum amount we can specify in a Put Notice at any one time. Pursuant to the Stock Purchase Agreement, Kodiak and its affiliates will not be issued shares of our Common Stock to the extent such issuance would result in its beneficial ownership equaling more than 9.99% of our outstanding Common Stock.

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

On April 30, 2014, as a commitment fee in connection with securing the Stock Purchase Agreement, we issued an aggregate of 1,500,000 shares of our Common Stock, restricted in accordance with Rule 144, to Kodiak. We believe the issuance was exempt from registration pursuant to Section 4(a) (2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fullcircle Registry, Inc.

  Date: July 10, 2014

By: /s/ Norman L. Frohreich

Norman L. Frohreich, President